                                                                   EXHIBIT 99(1)

   Harrah's Entertainment Reports Gains in Fourth-Quarter, Full-Year Revenues,
      Property EBITDA, Income From Operations, Adjusted Earnings Per Share

           LAS VEGAS, February 5, 2003 - Harrah's Entertainment, Inc. (NYSE:HET) today reported fourth-quarter revenues of $1.02 billion, up 7.4 percent from revenues of $949.7 million in the 2001 quarter.

           Fourth-quarter income from operations rose 13.1 percent to a record $151.6 million from $134.0 million in the fourth quarter of 2001. Income from continuing operations decreased 2.2 percent in the 2002 fourth quarter to $53.8 million from $55.0 million in the year-earlier quarter. Fourth-quarter diluted earnings per share declined 11.1 percent to 48 cents, compared with pro forma diluted earnings per share of 54 cents in the year-earlier quarter.

           Both the 2002 and 2001 fourth quarters included a number of unusual items. Please refer to the reconciliation of Generally Accepted Accounting Principles Earnings Per Share (GAAP EPS) to Adjusted Earnings Per Share (Adjusted EPS) that is attached to this release.

           In addition to results defined under GAAP, casino companies have historically reported two additional performance measurements - Property Earnings Before Interest, Taxes, Depreciation and Amortization (Property EBITDA) and Adjusted EPS. Analysts' estimates are comparable to Adjusted EPS.

                Property EBITDA, Adjusted EPS Reach Record Levels

           For the fourth quarter, Property EBITDA rose 1.6 percent to a record $246.1 million from $242.2 million in the fourth quarter of 2001. Fourth-quarter Adjusted EPS increased to 54 cents, up 5.9 percent from the 2001 fourth quarter's pro forma Adjusted EPS of 51 cents.

           Adjustments to the company's fourth-quarter 2002 results included:

o A $6.1 million charge related to Harrah's exposure under certain contingent obligations related to the failure of National Airlines, Inc.;

o A net incremental charge of $3.9 million to accrue for new benefits to be provided to members of the industry-leading customer-loyalty program, Total Rewards, based on their 2002 tracked play. The aggregate charge recorded in 2002 for the program enhancements, including amounts accrued in prior quarters, was $6.9 million.

o A $5 million structural-repairs reserve at Harrah's Reno, and

o Approximately $6.5 million in income from the favorable settlement of a sales-tax contingency.

           Adjustments to the fourth-quarter 2001 results included $4.8 million from the sale of excess real estate in Las Vegas, $14.5 million from the settlement of a land-condemnation dispute, charges of $4.6 million to write down the value of idle riverboats and $3.6 million for losses on the sales of non-operating assets.

                      FULL-YEAR RESULTS REACH RECORD LEVELS

           For the full year 2002, revenues rose 12.2 percent to a record $4.14 billion from $3.69 billion in 2001. Full-year income from operations increased
34.5 percent to a record $780.0 million from $580.0 million in 2001. Income from continuing operations rose 55.8 percent to $324.6 million from $208.4 million in 2001. Diluted earnings per share from continuing operations was $2.86, up 43.0 percent from 2001 pro forma diluted earnings per share of $2.00.

           Net income for 2002 was $235.0 million, up 12.4 percent from $209.0 million in the prior year. Full-year diluted earnings per share before a change in accounting principle were $2.87, an increase of 43.5 percent from pro forma diluted earnings per share of $2.00 in 2001.

           Harrah's 2002 Property EBITDA was a record $1.15 billion, up 17.3 percent from $980.0 million in 2001. Full-year Adjusted EPS was $2.99, up 34.1 percent from pro forma Adjusted EPS of $2.23 in 2001.

      NO ADDITIONAL GOODWILL IMPAIRMENT CHARGES REQUIRED IN FOURTH QUARTER

           As previously reported, the company adopted Statement of Financial Accounting

Standards No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS, effective January 1, 2002. Statement 142 provides new guidance regarding the recognition and measurement of intangible assets, eliminates the amortization of certain intangibles and requires annual assessments of goodwill for impairment. The company completed its implementation review of the intangible assets arising from prior acquisitions during the first quarter of 2002 and determined that non-recurring, pre-tax impairment charges of $94 million were required. The charges related to intangible assets acquired in the company's 1999 purchase of Rio Hotel and Casino, Inc. This charge is reported as a change in accounting principle in the company's full-year 2002 results.

           During the fourth quarter of 2002, the company completed its periodic review of its intangible assets required under Statement 142 and concluded that no additional impairment charges were required.

           Due to the change in accounting for goodwill and other intangible assets, pro forma amounts for the prior year are required under GAAP to reflect the add-back of prior-year goodwill amortization expense to the company's previously reported results.

           GROWTH STRATEGY PROVES EFFECTIVE IN CHALLENGING ENVIRONMENT

           "The operating results clearly demonstrate that our growth strategy continues to perform well in a challenging economic environment," said Gary Loveman, Harrah's President and Chief Executive Officer. "Strong returns on recent capital improvements and the contributions from acquired properties offset the negative impacts of higher gaming taxes and increased competition in certain markets.

           "For the 16th consecutive quarter, system-wide same-store sales increased, rising 1.8 percent," Loveman said. "Our ability to provide effective offers and high-quality service to our customers, coupled with proprietary capabilities such as Total Rewards, were the primary drivers of the same-store gains.

           "In 2003, we will introduce an enhanced Total Rewards program that will provide a wider range of customers with even more incentives to consolidate their play at our properties," Loveman said. "For the first time, our customers will be able to `bank' reward credits, giving them great control over when and how they utilize the benefits offered to them.

           "We also anticipate the rollout this year of a proprietary system-centric coinless wagering capability that links slot machines throughout the casino floor, affording us more efficient internal controls and allowing us to improve customer service," Loveman said. "We believe these tools, coupled with hotel and slot-floor yield-management systems and an enhanced room-reservations capability on our Web site, will enable us to achieve continued industry-leading same-store growth.

           "Our strong balance sheet, our record of achieving high returns on capital investment and the success of past acquisitions also makes us confident about non-organic growth opportunities," Loveman said. "For example, we expect to open the first phase of a revitalized Louisiana Downs racetrack with 900 slot machines this summer. The acquisition of the Louisiana Downs racetrack is a sign of our intent to be a leader in racinos, which are expected to be one of the fastest-growing segments of the gaming industry.

           "We are also pursuing longer-term development opportunities in new jurisdictions both in the United States and abroad," Loveman said. "The announcement in December of our letter of intent with the Narragansett Indian Tribe to develop a major casino resort in Rhode Island pending favorable legislative action is one example.

           "Finally, I am pleased that the voluntary re-audits of our financial statements dating back to 1999 have been completed by Deloitte & Touche and that they reported that no changes or adjustments are necessary," Loveman said. "In a period during which many corporations have come under scrutiny for unethical business practices, it is especially gratifying for me to lead a company with a long-standing tradition of integrity. I am also proud to serve with a board that demands the highest-quality governance practices and has the highest percentage of outside directors among major casino operators."

           Among fourth-quarter highlights:

o Readers of STRICTLY SLOTS voted Harrah's properties top honors in 104 categories in "Best of Slots 2002," the magazine's annual readers' poll awards. Harrah's dominated the poll's six service categories and received a total of 367 awards, outdistancing all competitors.

o Harrah's Entertainment completed its previously announced acquisitions of JCC Holding Company, owner of the Harrah's New Orleans casino, and the Louisiana Downs thoroughbred racetrack in Bossier City, Louisiana.

o The company announced a $75 million expansion of Harrah's St. Louis that will add a 309-room hotel tower by mid-2004, doubling the facility's room capacity.

o Harrah's was named to CMP Media LLC's 2002 INFORMATIONWEEK 500, a listing of innovative information technology users. John Boushy, Harrah's senior vice president of operations, products and services and information technology, won a "20/20 Vision Award" for IT leadership from CIO magazine.

o The company signed a definitive agreement to sell Harveys Wagon Wheel Hotel & Casino in Central City, Colorado, to Centaur Colorado, LLC, a subsidiary of Centaur, Inc. of Indianapolis. Closing of the transaction is subject to customary regulatory approvals. Harrah's acquired Wagon Wheel in July 2001 as part of its acquisition of Harveys Casino Resorts.

           "The recognition we received from the readers of STRICTLY SLOTS is particularly meaningful because we have found that superior customer service drives increases in casino revenues," Loveman said. He also noted that in January, and for the fourth consecutive year, Harrah's was named to the FORBES Platinum 400 list, which recognizes large companies for industry-leading return on capital and sales and earnings growth.

     WESTERN REGION POSTS RECORD REVENUES, OPERATING PROFIT, PROPERTY EBITDA

WESTERN REGION RESULTS*
(in millions)


                                        2002        2001        PERCENT      2002        2001        PERCENT      PERCENT
                                       FOURTH      FOURTH      INCREASE      FULL        FULL       INCREASE     INCREASE
                                       QUARTER     QUARTER    (DECREASE)     YEAR        YEAR      (DECREASE)    DECREASE)
                                       -------     -------    ----------    ------     -------     ----------   ----------

Rio Hotel & Casino
 Total revenues                           95.0       92.7       2.5%        382.0        391.6      -2.5%          -0.5%
 Operating profit                         10.5        6.5      61.5%         49.0          1.5       N/M         -113.2%
 Property EBITDA                          21.0       18.0      16.7%         91.7         45.6     101.1%          56.2%
Harrah's Southern Nevada
 Total revenues                          110.4      100.4      10.0%        442.4        422.5       4.7%           4.7%
 Operating profit                         21.4       16.3      31.3%         83.9         77.4       8.4%          -1.4%
 Property EBITDA                          29.2       25.6      14.1%        118.1        113.0       4.5%          -0.5%
Harrah's Northern Nevada and Harveys
properties
 Total revenues                           98.9      100.4      -1.5%        441.1        370.1      19.2%          11.3%
 Operating profit                          6.9        7.3      -5.5%         68.1         50.5      34.9%         -16.9%
 Property EBITDA                          16.1       15.6       3.2%        103.8         79.2      31.1%          -4.9%
Total Western Region
 Total revenues                          304.3      293.5       3.7%      1,265.5      1,184.2       6.9%           4.8%
 Operating profit**                       38.8       30.1      28.9%        201.0        129.4      55.3%           1.2%
 Property EBITDA**                        66.3       59.2      12.0%        313.6        237.8      31.9%           5.2%


* Results of Harveys Colorado, previously included in the Western Region, are no longer included in the region due to the agreement to sell the property. The operating results of the Colorado property are now reported as Discontinued Operations in the company's income statement.

**Western Region Operating Profit and Property EBITDA for the fourth quarter and year 2002 include $1.0 million of accruals for Total Rewards enhancements.

           Same-store sales gains and cost management at the company's Southern Nevada properties plus continued synergies from the Harveys Casino Resorts acquisition enabled Harrah's Western Region to achieve record fourth-quarter revenues, operating profit and Property EBITDA.

           Winter storms that reduced visitation during the key Christmas to New Year's week caused the company's Lake Tahoe casinos to post a 0.6 percent decline in fourth-quarter revenues, but operating profit rose 13.6 percent and Property EBITDA was up 13.5 percent from the 2001 fourth quarter, as synergies boosted margins. Harrah's Reno saw fourth-quarter revenues decline 3.3 percent, operating profit drop 67.1 percent and Property EBITDA fall 22.7 percent due to the winter storms and weak market conditions.

           Harrah's Las Vegas revenues rose 7.9 percent, operating profit was up
21.5 percent and Property EBITDA increased 6.8 percent due to effective marketing.

           The Rio's revenues rose 2.5 percent from the 2001 fourth quarter, while operating profit increased 61.5 percent to a record level and Property EBITDA was up 16.7 percent, also to a record level. The gains were due to effective marketing.

           Harrah's Laughlin revenues increased 16.0 percent to a fourth-quarter record, while operating profit rose 94.0 percent and Property EBITDA was 54.5 percent higher than in the depressed year-ago quarter.

           For the full year 2002, Western Region revenues were up 6.9 percent, while operating profit increased 55.3 percent and Property EBITDA rose 31.9 percent, due primarily to the addition of the Harveys properties and improved results at the company's Southern Nevada casinos. The 2001 full-year results for the Rio reflect a $13.0 million third-quarter charge related to the property's de-emphasis of high-limit international table-game play.

           "The fourth quarter clearly demonstrated the benefits of our geographic diversification and cross-market capabilities, as the strong performance of our Southern Nevada properties helped offset the market- and weather-related weakness in Northern Nevada," said Tim Wilmott, Harrah's Chief Operating Officer.

                       EASTERN REGION POSTS RECORD RESULTS

EASTERN REGION RESULTS
(in millions)

                                    2002           2001          PERCENT          2002           2001        PERCENT
                                   FOURTH        FOURTH         INCREASE          FULL           FULL       INCREASE
                                   QUARTER       QUARTER       (DECREASE)         YEAR           YEAR      (DECREASE)
                                  ---------     ----------     ----------        -------       -------     ----------
Harrah's Atlantic City

 Total revenues                      106.0         93.7           13.1%           437.3           397.3       10.1%
 Operating profit                     30.0         26.7           12.4%           141.2           121.3       16.4%
 Property EBITDA                      38.1         33.5           13.7%           172.0           147.8       16.4%
Showboat Atlantic City
 Total revenues                       80.0         78.0            2.6%           340.3           326.7        4.2%
 Operating profit                     15.8         12.3           28.5%            76.2            61.6       23.7%
 Property EBITDA                      21.9         19.7           11.2%           106.9            89.7       19.2%
Total Eastern Region
 Total revenues                      186.0        171.7            8.3%           777.6           724.0        7.4%
 Operating profit *                   45.8         39.0           17.4%           217.4           182.9       18.9%
 Property EBITDA *                    60.0         53.2           12.8%           278.9           237.5       17.4%


           * Eastern Region Operating Profit and Property EBITDA for the fourth quarter and year 2002 include $2.0 million of accruals for Total Rewards enhancements.

            Despite $2.0 million of charges for Total Rewards enhancements, both Harrah's Atlantic City and the Atlantic City Showboat achieved record fourth-quarter revenues, operating profits and Property EBITDA.

            Harrah's Atlantic City benefited from the 452-room hotel addition and 450 new slot machines that opened in May and an additional 500 slots added in late December. The Showboat posted record results due to effective marketing programs. Showboat is slated to open its new 544-room hotel expansion next spring, a casino expansion in mid-2003 and a renovated Boardwalk entrance in the fall.

            For the full year 2002, Eastern Region revenues rose 7.4 percent, operating profit gained 18.9 percent and Property EBITDA increased 17.4 percent.

            "Property enhancements and cost-effective marketing at Harrah's Atlantic City and the Showboat have generated excellent results and position us as the quality and service leader in that market," Wilmott said.

           INCREASED TAXES, COMPETITION IMPACT CENTRAL REGION RESULTS

CENTRAL REGION RESULTS
(in millions)

                            2002         2001        PERCENT       2002          2001        PERCENT       PERCENT
                            FOURTH       FOURTH      INCREASE      FULL          FULL        INCREASE      INCREASE
                            QUARTER      QUARTER     (DECREASE)    YEAR          YEAR        (DECREASE)    (DECREASE)
                           ---------     --------    ----------    -------     --------       ---------    ----------
Central Region
 Total revenues             503.4        467.2        7.7%         2,017.5        1,707.6        18.1%        22.6%
 Operating profit *          79.3         94.1      -15.7%           398.2         361.5        10.2%        18.6%
 Property EBITDA *          109.6        122.1      -10.2%           516.3         470.9         9.6%        22.9%


*Central Region Operating Profit and Property EBITDA for the fourth quarter and year 2002 include $3.9 million of accruals for Total Rewards enhancements.

           Central Region revenues rose 7.7 percent in the fourth quarter due to consolidation of Harrah's New Orleans' results. Higher taxes in Joliet, East Chicago, Metropolis, Bluffs Run and Shreveport, combined with competitive pressures in Chicagoland, Lake Charles and St. Louis, caused the region's operating profit to decline 15.7 percent and Property EBITDA to drop 10.2 percent from the year-ago quarter.

           Fourth-quarter revenues at Harrah's Chicagoland properties declined
4.7 percent, operating income was off 24.0 percent and Property EBITDA was down
20.3 percent from the year-ago quarter.

           In Missouri, fourth-quarter revenues at Harrah's St. Louis fell 18.5 percent, operating profit was off 50.5 percent and Property EBITDA declined 42.9 percent due to increased competition in that market since August 2002. Harrah's North Kansas City posted 1.9 percent higher revenues, 6.5 percent increased operating profit and 5.7 percent Property EBITDA gains in the fourth quarter.

           New Orleans results have been consolidated into the company's financial statements since Harrah's acquisition of an additional stake in JCC Holding Company on June 7, 2002, that raised Harrah's interest to 63 percent. Harrah's acquired the remaining 37 percent on December 10, 2002. Prior to the June 7 transaction, Harrah's financial statements reflected only management fees and income from non-consolidated affiliates from the New Orleans casino. The casino contributed $69.3 million in revenues, $6.8 million in operating profit and $9.9 million in Property EBITDA to the company's fourth-quarter 2002 results.

           Combined revenues at the Harrah's Shreveport and Harrah's Lake Charles properties in Louisiana fell 10.7 percent, operating profit decreased
34.3 percent and Property EBITDA declined 23.9 percent from the year-ago quarter due to additional competition in Lake Charles and higher gaming tax rates in Shreveport.

           Revenues at the company's two Iowa properties declined 7.2 percent, operating profit decreased 21.4 percent and Property EBITDA was 14.2 lower than in the 2001 fourth quarter.

           Combined fourth-quarter revenues from Harrah's Mississippi properties declined 8.2 percent from the year-ago quarter, while operating profit was down
9.4 percent, but Property EBITDA was only 0.9 percent lower.

           For the full year 2002, Central Region revenues were up 18.1 percent, operating profit gained 10.2 percent and Property EBITDA rose 9.6 percent.

MANAGED PROPERTIES:

            Fourth-quarter and full-year management fee revenues were up 6.0 percent and 2.3 percent, respectively, from the year-ago periods. The addition of management fees from Harrah's Rincon offset the absence of management fees from Harrah's New Orleans for the fourth quarter. Harrah's acquired the remaining ownership in the New Orleans property during 2002 and its results are now consolidated into the company's financial statements. Consequently, no management fees were reported for New Orleans.

           OTHER ITEMS:

           Corporate expense rose 35.1 percent in the 2002 fourth quarter due to significant legal fees related to patent litigation and increased incentive compensation accruals. Corporate expense was 7.4 percent higher for the full year 2002. Goodwill amortization declined because of the change in accounting standards adopted January 1, 2002.

           Loss on interest in a former non-consolidated affiliate reflects a 2002 fourth-quarter write-off of $6.1 million related to the funding of a letter of credit provided to National Airlines, Inc., which ceased operations on November 6, 2002. No further charges are expected related to National Airlines.

           Interest expense decreased 7.8 percent and 6.1 percent for the fourth quarter and full year 2002, respectively, due to lower interest rates despite an increase in debt. The company repurchased 2.1 million shares during the fourth quarter of 2002 at an average price of $39.72 per share.

            The company's effective income tax rate for the fourth quarter and full year increased from the 2001 rates due to higher state income taxes. Operating results for the company's Central City, Colorado, casino have been reclassified to reflect its results as a discontinued operation due to the sale agreement.

           Harrah's Entertainment will host a conference call Wednesday, February 5, 2003, at 9:00 a.m. Eastern Standard Time to review its 2002 fourth-quarter and full-year financial results.

           Those interested in participating in the call should dial 1-888-399-2695, or 1-706-679-7646 for international callers, approximately 10 minutes before the call start time. A taped replay of the conference call can be accessed at 1-800-642-1687, or 1-706-645-9291 for international callers, beginning at 1 p.m. EST Wednesday, February 5. The replay will be available through 11:59 p.m. EST on Wednesday, February 12. The passcode number for the replay is 7658257.

           Interested parties wanting to listen to the live conference call on the Internet may do so on the company's web site - WWW.HARRAHS.COM - in the Investor Relations section behind the "About Us" tab.

           Founded 65 years ago, Harrah's Entertainment, Inc. operates 26 casinos in the United States, primarily under the Harrah's brand name. Harrah's Entertainment is focused on building loyalty and value with its target customers through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership.

           This release includes "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contains words such as "may," "will," "project," "might," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," "continue" or "pursue," or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, new projects, strategies, future performance, the outcome of contingencies such as legal proceedings and future financial results. We have based these forward-looking statements on our current expectations and projections about future events.

      We caution the reader that forward-looking statements involve risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors as well as other factors described from time to time in our reports filed with the Securities and Exchange Commission:

o the effect of economic, credit and capital market conditions on the economy in general, and on gaming and hotel companies in particular;

o construction factors, including delays, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues;

o the effects of environmental and structural building conditions relating to the company's properties;

o our ability to timely and cost effectively integrate into our operations the companies that we acquire;

o access to available and feasible financing;

o changes in laws (including increased tax rates), regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies;

o litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation;

o ability of our customer-tracking and yield-management programs to continue to increase customer loyalty;

o our ability to recoup costs of capital investments through higher revenues;

o acts of war or terrorist incidents;

o abnormal gaming holds, and

o the effects of competition, including locations of competitors and operating and market competition.

           Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

                                     -MORE-

                          HARRAH'S ENTERTAINMENT, INC.
                       CONSOLIDATED SUMMARY OF OPERATIONS
                                   (UNAUDITED)

                                           FOURTH QUARTER ENDED               YEAR ENDED
                                       ---------------------------    --------------------------
(In thousands, except per                 Dec. 31,        Dec. 31,      Dec. 31,     Dec. 31,
 share amounts)                               2002            2001          2002          2001
                                       ------------    -----------    -----------    -----------
Revenues                                $ 1,015,945    $   949,676    $ 4,136,393    $ 3,689,789
Property operating expenses                (769,834)      (707,461)    (2,986,469)    (2,709,761)
Depreciation and amortization               (75,662)       (74,839)      (306,011)      (284,356)
                                        -----------    -----------    -----------    -----------
  Operating profit                          170,449        167,376        843,913        695,672

Corporate expense                           (17,511)       (12,962)       (56,626)       (52,746)
Equity in nonconsolidated affiliates           (195)           745          4,094            148
Amortization of intangible assets            (1,199)        (7,407)        (4,493)       (24,965)
Reserves for New Orleans casino                --             --             --           (2,322)
Project opening costs and other
  nonrecurring items                              6        (13,795)        (6,847)       (35,805)
                                        -----------    -----------    -----------    -----------

Income from operations                      151,550        133,957        780,041        579,982
Interest expense, net of interest
  capitalized                               (59,624)       (64,701)      (240,220)      (255,801)
Loss on equity interests in
  subsidiaries                               (6,058)          --           (6,058)        (5,040)
Other income, including interest
  income                                      3,017         23,436          2,137         28,219
                                        -----------    -----------    -----------    -----------

Income before income taxes and
  minority interests                         88,885         92,692        535,900        347,360
Provision for income tax                    (32,584)       (33,359)      (197,292)      (126,393)
Minority interests                           (2,518)        (4,337)       (13,965)       (12,616)
                                        -----------    -----------    -----------    -----------

Income from continuing
  operations                                 53,783         54,996        324,643        208,351
Discontinued operations, net of tax              96            103          1,555            639
                                        -----------    -----------    -----------    -----------
Income before extraordinary items
  and cumulative effect of change
  in accounting principle                    53,879         55,099        326,198        208,990
Extraordinary gain (loss), net of tax
  expense of $1 and benefit of $13             --                2           --              (23)
Cumulative effect of change in
  accounting principle, net of tax
  benefit of $2,831                            --             --          (91,169)          --
                                        -----------    -----------    -----------    -----------
Net income                              $    53,879    $    55,101    $   235,029    $   208,967
                                        ===========    ===========    ===========    ===========

Earnings per share - basic
  Income from continuing operations     $      0.49    $      0.50    $      2.92    $      1.83
  Discontinued operations, net of tax          --             --             0.01           0.01
  Extraordinary gain (loss), net
    of tax                                     --             --             --             --
  Cumulative effect of change in
    accounting principle, net of tax           --             --            (0.82)          --
                                        -----------    -----------    -----------    -----------
  Net income                            $      0.49    $      0.50    $      2.11    $      1.84
                                        ===========    ===========    ===========    ===========

Earnings per share - diluted
  Income from continuing operations     $      0.48    $      0.49    $      2.86    $      1.80
  Discontinued operations, net of tax          --             --             0.01           0.01
  Extraordinary gain (loss), net of
    tax                                        --             --             --             --
  Cumulative effect of change in
    accounting principle, net of tax           --             --            (0.80)          --
                                        -----------    -----------    -----------    -----------
  Net income                            $      0.48    $      0.49    $      2.07    $      1.81
                                        ===========    ===========    ===========    ===========

Proforma earnings per share - basic
  Income from continuing operations     $      0.49    $      0.55    $      2.92    $      2.03
  Discontinued operations                      --             --             0.01           0.01
  Extraordinary gain (loss), net of
    tax                                        --             --             --             --
  Cumulative effect of change in
    accounting principle, net                  --             --            (0.82)          --
                                        -----------    -----------    -----------    -----------
  Net income                            $      0.49    $      0.55    $      2.11    $      2.04
                                        ===========    ===========    ===========    ===========

Proforma earnings per share - diluted
  Income from continuing operations     $      0.48    $      0.54    $      2.86    $      2.00
  Discontinued operations                      --             --             0.01           --
  Extraordinary gain (loss), net of
    tax                                        --             --             --             --
Cumulative effect of change in
  accounting principle, net                    --             --            (0.80)          --
                                        -----------    -----------    -----------    -----------
  Net income                            $      0.48    $      0.54    $      2.07    $      2.00
                                        ===========    ===========    ===========    ===========

Weighted average common shares
  outstanding                               109,867        110,442        111,212        113,540
                                        ===========    ===========    ===========    ===========

Weighted average common and common
  equivalent shares outstanding             112,099        112,747        113,534        115,708
                                        ===========    ===========    ===========    ===========

                          HARRAH'S ENTERTAINMENT, INC.
                       SUPPLEMENTAL OPERATING INFORMATION
                                   (UNAUDITED)

                                       FOURTH QUARTER ENDED                YEAR ENDED
                                    --------------------------    --------------------------
(In thousands)                         Dec. 31,       Dec. 31,        Dec. 31,       Dec. 31,
                                           2002           2001           2002           2001
                                    -----------    -----------    -----------    -----------

                REVENUES (A)
  Western Region                    $   304,332    $   293,476    $ 1,265,525    $ 1,184,245
  Eastern Region                        186,035        171,738        777,584        724,035
  Central Region                        503,431        467,212      2,017,543      1,707,605
  Managed                                17,373         16,390         68,699         67,143
  Other                                   4,774            860          7,042          6,761
                                    -----------    -----------    -----------    -----------
    Total Revenues                  $ 1,015,945    $   949,676    $ 4,136,393    $ 3,689,789
                                    ===========    ===========    ===========    ===========

            OPERATING PROFIT (A)
  Western Region                    $    38,810    $    30,089    $   200,955    $   129,431
  Eastern Region                         45,756         39,043        217,405        182,950
  Central Region                         79,292         94,081        398,237        361,448
  Managed                                15,218         14,319         59,802         55,665
  Other                                  (8,627)       (10,156)       (32,486)       (33,822)
                                    -----------    -----------    -----------    -----------
    Total Operating Profit          $   170,449    $   167,376    $   843,913    $   695,672
                                    ===========    ===========    ===========    ===========

          PROPERTY EBITDA (A) (B)
  Western Region                    $    66,287    $    59,152    $   313,630    $   237,791
  Eastern Region                         60,043         53,144        278,942        237,486
  Central Region                        109,633        122,082        516,310        470,880
  Managed                                14,958         14,364         59,968         55,815
  Other                                  (4,810)        (6,527)       (18,926)       (21,944)
                                    -----------    -----------    -----------    -----------
    Total Property EBITDA           $   246,111    $   242,215    $ 1,149,924    $   980,028
                                    ===========    ===========    ===========    ===========

PROJECT OPENING AND OTHER
  NONRECURRING ITEMS (A)
    Project opening costs           $      (151)   $    (4,914)   $    (1,816)   $   (13,105)
    Writedowns, reserves and
      Recoveries                            157         (8,872)        (5,031)       (20,176)
    Venture restructuring
      Costs                                --               (9)          --           (2,524)
                                    -----------    -----------    -----------    -----------
        Total                       $         6    $   (13,795)   $    (6,847)   $   (35,805)
                                    ===========    ===========    ===========    ===========


(a) In fourth quarter 2002, Harveys Colorado was classified as an asset held-for-sale. Therefore, its prior year's results have been reclassed from Income from Continuing Operations to Discontinued Operations.

(b) Property EBITDA (earnings before interest, taxes, depreciation and amortization) consists of Operating Profit before depreciation and amortization expenses. Property EBITDA is a supplemental financial measure used by management, as well as industry analysts, to evaluate our operations. However, Property EBITDA should not be construed as an alternative to Income from operations (as an indicator of our operating performance) or to Cash flows from operations (as a measure of liquidity) as determined in accordance with generally accepted accounting principles. All companies do not calculate EBITDA in the same manner. As a result, Property EBITDA as presented by our Company may not be comparable to similarly titled measures presented by other companies.

                          HARRAH'S ENTERTAINMENT, INC.
                            SUPPLEMENTAL INFORMATION
                                   (UNAUDITED)


   Computation of diluted earnings per share excluding items not typically included in analyst estimates

                                        FOURTH QUARTER ENDED                  YEAR ENDED
(In thousands)                           Dec. 31,     Dec. 31,     Dec. 31,     Dec. 31,
                                             2002         2001         2002         2001
                                       ----------   ----------   ----------   ----------
Income before taxes and
  minority interests                    $  88,885    $  92,692    $ 535,900    $ 347,360
Add/(deduct):
  Reserves for New Orleans casino            --           --           --          2,322
  Project opening costs and
    other nonrecurring items                   (6)      13,795        6,847       35,805
  Gains on sales of non-strategic
    land                                     --        (19,337)        --        (19,019)
  Charges to refocus the Rio
    included in property operating
    profit                                   --           --           --         13,033
  Gain on settlement of a
    contingency arising from
    disposition of a former
    affiliate                                --           --           --         (7,141)
  Settlement of litigation                   --           --           (931)        --
  ESSP incentive interest expense            --           --           --          2,742
  Incremental riverboat depreciation         --           --           --         10,081
  Loss on equity interests                  6,058         --          6,058        5,040
  Our share of subsidiary's goodwill
    impairment                               --           --          2,077         --
  Total Rewards enhancements                3,906         --          6,906         --
                                        ---------    ---------    ---------    ---------

Adjusted income before taxes
  and minority interests                   98,843       87,150      556,857      390,223
Provision for income taxes                (36,411)     (31,247)    (205,213)    (142,554)
Minority interests                         (2,518)      (4,337)     (13,965)     (12,616)
                                        ---------    ---------    ---------    ---------

Adjusted income before discontinued
  operations and extraordinary items       59,914       51,566      337,679      235,053
Discontinued operations, net of tax            96          103        1,555          639
                                        ---------    ---------    ---------    ---------
Adjusted income before extraordinary
  items                                    60,010       51,669      339,234      235,692

Proforma adjustment:
  Add back amortization of intangible
    assets with infinite lives               --          5,679         --         22,661
                                        ---------    ---------    ---------    ---------
Proforma adjusted income before
  extraordinary items                   $  60,010    $  57,348    $ 339,234    $ 258,353
                                        =========    =========    =========    =========

Diluted earnings per share before
  extraordinary items, as adjusted      $    0.54    $    0.46    $    2.99    $    2.04
                                        =========    =========    =========    =========

Proforma diluted earnings per share
  before extraordinary items, as
  adjusted                              $    0.54    $    0.51    $    2.99    $    2.23
                                        =========    =========    =========    =========

Weighted average common and
  common equivalent shares
  outstanding                             112,099      112,747      113,534      115,708
                                        =========    =========    =========    =========